Exhibit 99.1
FOR RELEASE 6:30 A.M., WEDNESDAY, July 29, 2009

Investors:	Valerie Haertel	Media:	Lowell Weiner
	(201) 269-5781		(201) 269-6986
	valerie_haertel@medco.com		lowell_weiner@medco.com
Medco Delivers Record Second-Quarter 2009 GAAP Diluted EPS of $0.64,
Up 25.5 percent
Diluted EPS Excluding Amortization of Intangible Assets of $0.69,
Up 23.2 percent
Raises and Narrows 2009 EPS Guidance
Second-Quarter 2009 Highlights:
•	Record GAAP diluted EPS of $0.64, up 25.5 percent from $0.51 in second-quarter 2008

•	Record diluted EPS, excluding $0.05 in amortization of intangible assets from the 2003 spin-off, of $0.69, up 23.2 percent from $0.56 in second-quarter 2008

•	Total net revenues increased 16.9 percent to a record $14.9 billion

•	Specialty pharmacy revenues increased 20.3 percent to a record $2.4 billion

•	Generic dispensing rate increased 3.6 percentage points to a record 67.3 percent

•	EBITDA per adjusted prescription increased to $3.07 from $3.05 in second-quarter 2008

•	Cash balance at quarter-end of $2.1 billion
June Year-to-Date 2009 Highlights:
•	Record adjusted prescription volume of over 451 million, up 11.4 percent over 2008

•	Record EBITDA of $1.34 billion, a 9.9 percent increase over 2008

•	Cash flows from operations reached a record $2.27 billion, an eleven-fold increase over 2008

•	Record annualized new-named sales to date for 2009 of $10.1 billion
2009 Guidance Raised and Narrowed:
•	Full-year 2009 GAAP diluted EPS guidance raised and narrowed to a range of $2.54 to $2.59, representing 19 to 22 percent growth over 2008. Previous guidance was in the range of $2.45 to $2.55 per share.

•	Full-year 2009 diluted EPS, excluding amortization of intangible assets, raised and narrowed to a range of $2.76 to $2.81, representing 18 to 21 percent growth over 2008. Previous guidance was in the range of $2.67 to $2.77 per share.
FRANKLIN LAKES, N.J., July 29, 2009 — Medco Health Solutions, Inc. (NYSE: MHS) today reported second-quarter 2009 GAAP diluted earnings per share of $0.64, up 25.5 percent compared to $0.51 for the second quarter of 2008. Adjusting for the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, second-quarter 2009 diluted earnings per share increased 23.2 percent to $0.69, from $0.56 in the second quarter of 2008.

Medco Second-Quarter 2009 Earnings Page 2
With strong performance through the second quarter and a clearer line of sight for the full year, Medco raised and narrowed its 2009 earnings guidance, projecting GAAP diluted EPS growth of 19 to 22 percent over 2008.
“Our strong second-quarter results are a testament to our organic growth driven by Medco’s unique and demonstrated ability to improve clinical outcomes and reduce total healthcare costs. We are confident in our continued strong performance for the remainder of 2009, despite the weak economy, and are pleased to raise our guidance to yield expected GAAP diluted earnings per share growth of 19 to 22 percent,” said Medco Chairman and Chief Executive Officer David B. Snow Jr.
“The compelling value of the Medco Therapeutic Resource Centers®, our cutting-edge expertise in pharmacogenomics, and our focus on operational excellence have positioned Medco extremely well in the marketplace. We have improved upon what was already a record sales year. Our 2009 annualized new-named sales now total $10.1 billion, up from the $8.6 billion reported last quarter. Net-new sales for fiscal 2009 now exceed $8.0 billion, up from the over $7.0 billion reported last quarter. The $2.0 billion in annualized new-named sales we previously announced for 2010 has since climbed to $2.8 billion, and our client retention rate for 2010 exceeds 98 percent,” said Snow.
Financial Results
Medco reported second-quarter total net revenues of $14.9 billion, an increase of 16.9 percent from second-quarter 2008 reflecting contributions from significant new client wins and price inflation on brand-name drugs, partially offset by higher volumes of lower-priced generic drugs. Medco’s generic dispensing rate increased 3.6 percentage points from second-quarter 2008 to a record 67.3 percent. The mail-order generic dispensing rate increased 2.8 percentage points to 57.7 percent and the retail generic dispensing rate increased 3.4 percentage points to 69.0 percent. Higher volumes of lower-priced generic drugs reduced net revenues for second-quarter 2009 by approximately $620 million.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was 224.9 million, representing a 13.5 percent increase over the second quarter of 2008. Mail-order prescription volume was 25.9 million, a 1.5 percent decrease from second-quarter 2008. As experienced in the first quarter, significant new business wins drove strong growth in retail volumes, reaching 147.6 million, for a 23.4 percent increase over second-quarter 2008. The strong growth in retail volumes caused the adjusted mail-order penetration rate to decrease 5.3 percentage points from second-quarter 2008 to 34.4 percent. (Please see Table 5 for the calculation of adjusted prescription volume.)
Gross margin for second-quarter 2009 increased 8.8 percent over second-quarter 2008, to a record $1.02 billion. As a direct result of the incremental retail volumes, the total gross margin percentage decreased 50 basis points to 6.8 percent from 7.3 percent in the second quarter of 2008.
Selling, general and administrative (SG&A) expenses of $370.7 million were essentially flat with the $368.4 million in second-quarter 2008.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter reached a record $689.4 million, an increase of 14.1 percent, or $85.3 million, over the same period last year. EBITDA per adjusted prescription increased slightly to $3.07 from $3.05 in the second quarter of 2008. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income.)
Total interest and other (income) expense, net, of $41.2 million in second-quarter 2009 decreased 28.3 percent, or $16.3 million, compared to the same period in 2008, largely attributable to lower interest rates on debt and higher cash balances.

Medco Second-Quarter 2009 Earnings Page 3
The second-quarter 2009 effective tax rate was 40.9 percent, compared to 39.9 percent in the second quarter of 2008.
Net income of $312.1 million increased 18.8 percent over the same quarter last year.
Medco cash flows from operations for year-to-date June 2009 increased eleven-fold to $2.27 billion from $200 million for the same period in 2008. The company closed the second quarter of 2009 with $2.1 billion of cash on its balance sheet.
Richard J. Rubino, chief financial officer, added, “Our financial strategies are producing meaningful results. We expect to achieve significant new records in cash flows from operations and cash balances, along with substantial growth in return on invested capital and yet another year of strong earnings growth. At this point, we expect 2009 cash flows from operations to exceed $3.0 billion, which is approximately double the previous record achieved in fiscal 2008.”
Specialty Pharmacy Group
Revenues for Accredo Health Group grew 20.3 percent to a record $2.38 billion, compared to $1.98 billion in the second quarter of 2008, reflecting the contribution from significant new client wins and continued growth across the specialty business.
Accredo’s gross margin was 7.4 percent in the second quarter of 2009 compared to 8.0 percent for the same period in 2008, reflecting channel mix. Accredo achieved operating income growth of 30.5 percent, earning $88.5 million in the quarter, up from $67.8 million in the second quarter of 2008.
Share Repurchase Program
As part of its $3 billion share repurchase program, Medco repurchased a total of 18.3 million shares for $791.5 million during the second quarter of 2009 with an average per-share cost of $43.32. Through June year-to-date, a total of 23.6 million shares were repurchased at a total cost of $1.01 billion with an average per share cost of $42.71. Since the inception of the program in November 2008, Medco has repurchased 28.7 million shares for a total cost of $1.21 billion with an average per-share cost of $42.01.
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. Generally Accepted Accounting Principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, is affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as

Medco Second-Quarter 2009 Earnings Page 4
the level of efficiency in the business. Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
Medco uses diluted earnings per share excluding intangible asset amortization expense that existed when Medco became a public company in 2003 as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 and were pushed down to Medco’s balance sheet. The company believes that diluted earnings per share, excluding the amortization of these intangibles, is a useful measure because by adjusting for this significant non-cash item it enhances comparability of the company’s financial results with its peers. The intangible asset amortization resulting from Medco’s acquisitions, such as the acquisitions of Accredo Health, Incorporated in August 2005, and PolyMedica Corporation in October 2007, are not part of the excluded amortization in this calculation because they result from Medco investment decisions.
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on July 29, 2009 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:
Visit the Investor Relations section at www.medcohealth.com/investor.
For a replay of the call:
A replay of the call will be available after the event on July 29, 2009 through August 13, 2009. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use pass code 15222258.
About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for more than 60 million Americans.
With more than 20,000 employees dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2008 revenue exceeding $51 billion, Medco ranks 45th on the Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies.
For more information, go to http://www.medcohealth.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations,

Medco Second-Quarter 2009 Earnings Page 5
estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.
•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients;

•	Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues and could harm our profitability;

•	If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline;

•	If we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;

•	If we fail to comply with complex and evolving laws and regulations in the U.S. and internationally, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations;

•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Failure in continued execution of our retiree strategy, including the potential loss of Medicare Part D-eligible members, could adversely impact our business and financial results;

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;

•	We are subject to corporate integrity agreements and noncompliance may impede our ability to conduct business with the federal government;

•	New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business;

•	Our Specialty Pharmacy business is highly dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or improve our financial performance;

•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;

•	Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased credit risk;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and our liquidity;

•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products;

•	We may be subject to liability claims for damages and other expenses that are not covered by insurance;

Medco Second-Quarter 2009 Earnings Page 6
•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure and failure to execute could adversely impact our business;

•	We could be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives;

•	Changes in reimbursement rates, including competitive bidding for durable medical equipment suppliers, could negatively affect our Accredo and PolyMedica revenues and profits; and

•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Medco Second-Quarter 2009 Earnings Page 7
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except for per share data)
Table 1.

	Quarters Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Product net revenues (Includes retail co-payments of $2,114 and $1,900 in the second quarters of 2009 and 2008, and $4,373 and $4,002 in the six months of 2009 and 2008)	$14,729.6	$12,607.1	$29,345.8	$25,414.0
Service revenues	200.8	167.5	418.5	323.6

Total net revenues	14,930.4	12,774.6	29,764.3	25,737.6

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $2,114 and $1,900 in the second quarters of 2009 and 2008, and $4,373 and $4,002 in the six months of 2009 and 2008)	13,856.1	11,794.0	27,688.0	23,810.8
Cost of service revenues	58.5	47.1	116.3	93.0

Total cost of revenues	13,914.6	11,841.1	27,804.3	23,903.8
Selling, general and administrative expenses	370.7	368.4	711.0	696.8
Amortization of intangibles	75.9	70.6	151.8	140.1
Interest expense	43.4	61.6	88.5	112.2
Interest (income) and other (income) expense, net	(2.2)	(4.1)	(5.7)	(0.4)

Total costs and expenses	14,402.4	12,337.6	28,749.9	24,852.5

Income before provision for income taxes	528.0	437.0	1,014.4	885.1
Provision for income taxes	215.9	174.3	411.2	352.2

Net income	$312.1	$262.7	$603.2	$532.9

Basic earnings per share:
Weighted average shares outstanding	479.6	507.7	485.9	517.3
Earnings per share	$0.65	$0.52	$1.24	$1.03

Diluted earnings per share:
Weighted average shares outstanding	488.0	517.6	494.5	527.7
Earnings per share	$0.64	$0.51	$1.22	$1.01

Medco Second-Quarter 2009 Earnings Page 8
Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)
Table 2.

	June 27,	December 27,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,085.5	$938.4
Short-term investments	62.1	64.0
Manufacturer accounts receivable, net	1,879.8	1,858.9
Client accounts receivable, net	1,938.3	1,680.5
Income taxes receivable	195.9	213.4
Inventories, net	1,497.2	1,856.5
Prepaid expenses and other current assets	69.4	326.6
Deferred tax assets	223.3	159.2

Total current assets	7,951.5	7,097.5
Property and equipment, net	862.5	854.1
Goodwill	6,331.1	6,331.4
Intangible assets, net	2,577.4	2,666.4
Other noncurrent assets	47.8	61.5

Total assets	$17,770.3	$17,010.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$3,523.0	$2,878.9
Client rebates and guarantees payable	2,169.1	1,658.7
Accrued expenses and other current liabilities	585.6	660.4
Short-term debt	609.1	600.0

Total current liabilities	6,886.8	5,798.0
Long-term debt, net	3,998.4	4,002.9
Deferred tax liabilities	1,018.0	1,065.3
Other noncurrent liabilities	200.9	186.8

Total liabilities	12,104.1	11,053.0

Total stockholders’ equity	5,666.2	5,957.9

Total liabilities and stockholders’ equity	$17,770.3	$17,010.9

	June 27,	December 27,
	2009	2008
Balance Sheet Debt:
Accounts receivable financing facility	$600.0	$600.0
Other short-term debt	9.1	—
Senior unsecured revolving credit facility	1,000.0	1,000.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	498.0	497.8
6.125% senior notes due 2013, net of unamortized discount	298.7	298.5
7.125% senior notes due 2018, net of unamortized discount	1,188.6	1,188.2
Fair value of interest rate swap agreements	13.1	18.4

Total debt	$4,607.5	$4,602.9

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Medco Health Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)
Table 3.

	Six Months Ended
	June 27,	June 28,
	2009	2008
Cash flows from operating activities:
Net income	$603.2	$532.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	87.4	79.0
Amortization of intangibles	151.8	140.1
Deferred income taxes	(132.9)	(80.6)
Stock-based compensation on employee stock plans	71.2	63.7
Tax benefit on employee stock plans	43.8	51.7
Excess tax benefits from stock-based compensation arrangements	(20.4)	(31.4)
Other	83.1	57.1
Net changes in assets and liabilities (net of acquisition effects, 2008 only):
Manufacturer accounts receivable, net	(20.9)	(254.8)
Client accounts receivable, net	(334.3)	(279.9)
Inventories, net	359.3	(140.1)
Prepaid expenses and other current assets	257.1	(43.7)
Income taxes receivable	17.5	6.0
Other noncurrent assets	7.0	3.2
Claims and other accounts payable	644.1	(15.8)
Client rebates and guarantees payable	510.4	175.4
Accrued expenses and other current and noncurrent liabilities	(61.9)	(62.6)

Net cash provided by operating activities	2,265.5	200.2

Cash flows from investing activities:
Capital expenditures	(98.1)	(87.6)
Purchases of securities and other assets	(105.2)	(42.9)
Cash paid for Europa Apotheek Venlo B.V., net of cash acquired	—	(126.2)
Proceeds from sale of securities and other investments	44.1	35.9

Net cash used by investing activities	(159.2)	(220.8)

Cash flows from financing activities:
Proceeds from long-term debt	—	2,865.7
Repayments on long-term debt	—	(1,680.0)
Debt issuance costs	—	(11.3)
Proceeds from short-term debt	9.1	—
Settlement of cash flow hedge	—	(45.4)
Purchases of treasury stock	(1,007.1)	(1,563.3)
Excess tax benefits from stock-based compensation arrangements	20.4	31.4
Net proceeds from employee stock plans	18.4	21.1

Net cash used by financing activities	(959.2)	(381.8)

Net increase (decrease) in cash and cash equivalents	1,147.1	(402.4)
Cash and cash equivalents at beginning of period	938.4	774.1

Cash and cash equivalents at end of period	$2,085.5	$371.7

Medco Second-Quarter 2009 Earnings Page 10
Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

					Six Months			Six Months
	Quarter Ended			Quarter Ended	Ended			Ended
	June 27,			June 28,	June 27,			June 28,
	2009	Variance		2008 (1)	2009	Variance		2008 (1)
Consolidated income statement results
Retail product revenues (2)	$9,134.7	$1,977.9	27.6%	$7,156.8	$18,259.2	$3,686.9	25.3%	$14,572.3
Mail-order product revenues	5,594.9	144.6	2.7%	5,450.3	11,086.6	244.9	2.3%	10,841.7

Total product net revenues (2)	14,729.6	2,122.5	16.8%	12,607.1	29,345.8	3,931.8	15.5%	25,414.0

Client and other service revenues	165.1	46.7	39.4%	118.4	340.9	107.6	46.1%	233.3
Manufacturer service revenues	35.7	(13.4)	-27.3%	49.1	77.6	(12.7)	-14.1%	90.3

Total service revenues	200.8	33.3	19.9%	167.5	418.5	94.9	29.3%	323.6

Total net revenues (2)	14,930.4	2,155.8	16.9%	12,774.6	29,764.3	4,026.7	15.6%	25,737.6

Cost of product net revenues (2)	13,856.1	2,062.1	17.5%	11,794.0	27,688.0	3,877.2	16.3%	23,810.8
Cost of service revenues	58.5	11.4	24.2%	47.1	116.3	23.3	25.1%	93.0

Total cost of revenues (2)	13,914.6	2,073.5	17.5%	11,841.1	27,804.3	3,900.5	16.3%	23,903.8
Selling, general and administrative expenses	370.7	2.3	0.6%	368.4	711.0	14.2	2.0%	696.8
Amortization of intangibles	75.9	5.3	7.5%	70.6	151.8	11.7	8.4%	140.1
Interest expense	43.4	(18.2)	-29.5%	61.6	88.5	(23.7)	-21.1%	112.2
Interest (income) and other (income) expense, net	(2.2)	1.9	-46.3%	(4.1)	(5.7)	(5.3)	N/M *	(0.4)

Income before provision for income taxes	528.0	91.0	20.8%	437.0	1,014.4	129.3	14.6%	885.1
Provision for income taxes	215.9	41.6	23.9%	174.3	411.2	59.0	16.8%	352.2

Net Income	$312.1	$49.4	18.8%	$262.7	$603.2	$70.3	13.2%	$532.9

Diluted earnings per share:
Weighted average shares outstanding	488.0	(29.6)	-5.7%	517.6	494.5	(33.2)	-6.3%	527.7
Earnings per share	$0.64	$0.13	25.5%	$0.51	$1.22	$0.21	20.8%	$1.01

Earnings per share, excluding intangible amortization (3)	$0.69	$0.13	23.2%	$0.56	$1.33	$0.22	19.8%	$1.11

Gross margin (4)
Product	$873.5	$60.4	7.4%	$813.1	$1,657.8	$54.6	3.4%	$1,603.2
Product gross margin percentage	5.9%	-0.5%		6.4%	5.6%	-0.7%		6.3%
Service	$142.3	$21.9	18.2%	$120.4	$302.2	$71.6	31.0%	$230.6
Service gross margin percentage	70.9%	-1.0%		71.9%	72.2%	0.9%		71.3%
Total	$1,015.8	$82.3	8.8%	$933.5	$1,960.0	$126.2	6.9%	$1,833.8
Total gross margin percentage	6.8%	-0.5%		7.3%	6.6%	-0.5%		7.1%

*	Not meaningful.

(1)	Includes majority-owned Europa Apotheek Venlo’s operating results commencing on the April 28, 2008 acquisition date.

(2)	Includes retail co-payments of $2,114 million and $1,900 million for the second quarters of 2009 and 2008, and $4,373 million and $4,002 million for the six months of 2009 and 2008.

(3)	Please refer to Table 8 for reconciliation of the earnings per share excluding intangible amortization.

(4)	Defined as net revenues minus cost of revenues.

Medco Second-Quarter 2009 Earnings Page 11
Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

					Six Months			Six Months
	Quarter Ended			Quarter Ended	Ended			Ended
	June 27,			June 28,	June 27,			June 28,
	2009	Variance		2008 (1)	2009	Variance		2008 (1)
Volume Information
Retail prescriptions	147.6	28.0	23.4%	119.6	296.9	50.1	20.3%	246.8
Mail-order prescriptions	25.9	(0.4)	-1.5%	26.3	51.7	(1.2)	-2.3%	52.9

Total prescriptions	173.5	27.6	18.9%	145.9	348.6	48.9	16.3%	299.7

Adjusted prescriptions (2)	224.9	26.8	13.5%	198.1	451.1	46.3	11.4%	404.8
Adjusted mail-order penetration (3)	34.4%	-5.3%		39.7%	34.2%	-4.8%		39.0%

Other volume (4)	1.7	0.2	13.3%	1.5	3.5	0.8	29.6%	2.7

Generic Dispensing Rate Information
Retail generic dispensing rate	69.0%	3.4%		65.6%	68.7%	3.3%		65.4%
Mail-order generic dispensing rate	57.7%	2.8%		54.9%	57.4%	3.2%		54.2%
Overall generic dispensing rate	67.3%	3.6%		63.7%	67.1%	3.6%		63.5%

Manufacturer Rebate Information
Rebates earned	$1,331	$269	25.3%	$1,062	$2,637	$522	24.7%	$2,115
Percent of rebates retained	13.6%	-5.1%		18.7%	13.2%	-6.2%		19.4%

Depreciation Information
Cost of revenues depreciation	$11.0	$0.1	0.9%	$10.9	$23.0	$1.4	6.5%	$21.6
SG&A expenses depreciation	33.3	5.2	18.5%	28.1	64.4	7.0	12.2%	57.4

Total depreciation	$44.3	$5.3	13.6%	$39.0	$87.4	$8.4	10.6%	$79.0

(1)	Includes majority-owned Europa Apotheek Venlo’s operating results commencing on the April 28, 2008 acquisition date.

(2)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(3)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

(4)	Represents over-the-counter drugs, as well as diabetes supplies primarily dispensed by PolyMedica.
Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008 (1)	2009	2008 (1)
EBITDA Reconciliation:
Net income	$312.1	$262.7	$603.2	$532.9
Add:
Interest expense	43.4	61.6	88.5	112.2
Interest (income) and other (income) expense, net	(2.2)	(4.1)	(5.7)	(0.4)	(2)
Provision for income taxes	215.9	174.3	411.2	352.2
Depreciation expense	44.3	39.0	87.4	79.0
Amortization expense	75.9	70.6	151.8	140.1

EBITDA	$689.4	$604.1	$1,336.4	$1,216.0

Adjusted prescriptions (3)	224.9	198.1	451.1	404.8

EBITDA per adjusted prescription	$3.07	$3.05	$2.96	$3.00

(1)	Includes majority-owned Europa Apotheek Venlo’s operating results commencing on the April 28, 2008 acquisition date.

(2)	Includes a $9.8 million charge for the ineffective portion of the forward-starting interest rate swap agreements associated with the March 2008 issuance of senior notes.

(3)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco Second-Quarter 2009 Earnings Page 12
Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

					Six Months			Six Months
	Quarter Ended			Quarter Ended	Ended			Ended
	June 27,			June 28,	June 27,			June 28,
	2009	Variance		2008	2009	Variance		2008
Specialty Pharmacy:
Product net revenues	$2,361.7	$401.3	20.5%	$1,960.4	$4,625.6	$790.6	20.6%	$3,835.0
Service revenues	22.5	1.0	4.7%	21.5	44.9	8.3	22.7%	36.6

Total net revenues	2,384.2	402.3	20.3%	1,981.9	4,670.5	798.9	20.6%	3,871.6
Total cost of revenues	2,208.2	384.2	21.1%	1,824.0	4,317.0	748.4	21.0%	3,568.6
Selling, general and administrative expenses	76.1	(2.8)	-3.5%	78.9	150.9	1.6	1.1%	149.3
Amortization of intangibles	11.4	0.2	1.8%	11.2	22.8	0.6	2.7%	22.2

Operating Income	$88.5	$20.7	30.5%	$67.8	$179.8	$48.3	36.7%	$131.5

Gross Margin (1)	$176.0	$18.1	11.5%	$157.9	$353.5	$50.5	16.7%	$303.0
Gross margin percentage	7.4%	-0.6%		8.0%	7.6%	-0.2%		7.8%

(1)	Defined as net revenues minus cost of revenues.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 8.

	Quarters Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.64	$0.51	$1.22	$1.01
Adjustment for the amortization of intangible assets (1)	0.05	0.05	0.11	0.10

Diluted earnings per share, excluding intangible amortization	$0.69	$0.56	$1.33	$1.11

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.
Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
Table 9.

	Full Year ended	Estimated Full Year
	December 27, 2008	Ended December 26, 2009
	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$2.13	$2.54	$2.59
Adjustment for the amortization of intangible assets (1)	0.20	0.22	0.22

Diluted earnings per share, excluding intangible amortization	$2.33	$2.76	$2.81

Diluted earnings per share growth over prior year		19%	22%
Diluted earnings per share growth over prior year, excluding intangible amortization		18%	21%

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.